                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       ROCHESTER & PITTSBURG COAL COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                      ROCHESTER & PITTSBURGH COAL COMPANY
                          INDIANA, PENNSYLVANIA 15701

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON TUESDAY, MAY 13, 1997

                            ------------------------

To the Shareholders of
ROCHESTER & PITTSBURGH COAL COMPANY:

     The Annual Meeting of Shareholders of Rochester & Pittsburgh Coal Company (the "Company") will be held at the principal office of the Company, 655 Church Street, Indiana, Pennsylvania, on Tuesday, May 13, 1997, at 1:00 O'CLOCK IN THE AFTERNOON, local time, for the following purposes:

          1. To elect four Class A Directors of the Company to hold office for a three-year term and until their respective successors shall have been duly elected;

          2. To consider and act upon the selection of Ernst & Young LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1997; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     Shareholders of record at the close of business on March 7, 1997, are entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for its fiscal year ended December 31, 1996, is being mailed to shareholders with this Notice.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          PETER ISELIN, Secretary

April 18, 1997

                      ROCHESTER & PITTSBURGH COAL COMPANY
                          INDIANA, PENNSYLVANIA 15701
                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement and the form of Proxy enclosed herewith are furnished in connection with the solicitation of proxies by the Board of Directors of Rochester & Pittsburgh Coal Company (hereinafter called the "Company") to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 13, 1997, and at any adjournment, postponement or continuation thereof, at the Company's principal executive office at 655 Church Street, Indiana, Pennsylvania 15701.

     The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to holders of Common Stock is April 18, 1997.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the directions made thereon by the shareholders. Unless otherwise indicated, a proxy will be voted FOR the election of the nominees for Class A Director named below, and FOR selection of Ernst & Young LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1997. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof, but such revocation shall not be effective until written notice thereof has been given to the Secretary of the Company. A proxy may also be revoked by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone or telegram by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers or persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     Only holders of Common Stock of record as of the close of business on March 7, 1997, are entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights exist with respect to the election of Directors. Thus, each shareholder has the right, in person or by proxy, to multiply the number of votes to which he is entitled by the number of Directors in the class to be elected, and to cast the whole number of such votes for one candidate or to distribute such votes, in any manner, among two or more candidates in such class. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among nominees as they consider advisable. On all other matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote. As of March 7, 1997, 3,440,984 shares of Common Stock of the Company were outstanding.

     As of March 7, 1997, Peter Iselin, Emilie I. Wiggin and O'Donnell Iselin II were collectively the beneficial owners of 1,749,665 shares of the Company's Common Stock, or approximately 50.8% of the Company's outstanding Common Stock. Such persons have advised the Company that they will vote their shares for the election of L. Blaine Grube, Peter Iselin, William G. Kegel and Gordon B. Whelpley, Jr. as Class A Directors, and for the selection of Ernst & Young LLP as auditors for the Company for 1997. Accordingly, L. Blaine Grube, Peter Iselin, William G. Kegel and Gordon B. Whelpley, Jr. are virtually certain of being elected as Directors and Ernst & Young will be selected as auditors for the Company for 1997, regardless of the votes of the Company's shareholders other than Peter Iselin, Emilie I. Wiggin and O'Donnell Iselin II.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth, as of March 7, 1997, the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each Director, (iii) each executive officer named in the Summary Compensation Table and (iv) all Directors and executive officers as a group.

                                                         SHARES                      PERCENT OF
                NAME OF INDIVIDUAL                    BENEFICIALLY                   OUTSTANDING
               OR IDENTITY OF GROUP                     OWNED(1)                   COMMON STOCK(2)
--------------------------------------------------  ----------------               ---------------
5% HOLDERS:
Peter Iselin
  40 Wall Street
  New York, New York 10005
Emilie I. Wiggin                                    1,749,665 shares(3)(4)               50.8%
  106 Pear Tree Point Road
  Darien, Connecticut 06820
O'Donnell Iselin II
  40 Wall Street
  New York, New York 10005

DIRECTORS:(5)
David H. Davis....................................             2,663
Thomas W. Garges, Jr. ............................             5,940
L. Blaine Grube...................................             7,258
Thomas M. Hyndman, Jr. ...........................             1,260
Columbus O'D. Iselin, Jr. ........................            14,908
William G. Kegel..................................             3,482
John L. Schroder, Jr. ............................             1,497
Gordon B. Whelpley, Jr. ..........................            21,796

EXECUTIVE OFFICERS:(6)
W. Joseph Engler, Jr. ............................             3,200
George M. Evans...................................               812
A. W. Petzold.....................................               250
Thomas M. Majcher.................................               250
All Directors and executive officers as a group
  (15 persons)....................................         1,798,133                     52.3%

---------------
(1) Information furnished by each individual. Includes shares that are owned jointly, in whole or in part, with the individual's spouse, or individually by his or her spouse.

(2) Less than 1% unless otherwise indicated.

(3) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be the beneficial owner of securities if he has, or shares, "voting power" (which includes the power to vote, or to direct the voting of, such securities) or "investment power" (which includes the power to dispose, or to direct the disposition, of such securities). Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of Common Stock of the Company over which Peter Iselin, Emilie I. Wiggin, and O'Donnell Iselin II, individually or together, exercise voting power or investment power, adjusted, however, to eliminate repeated reporting of shares so as not to overstate the aggregate beneficial ownership of such persons.

(4) Under the rules of the SEC, the maximum number of shares of the Company's Common Stock that Peter Iselin, Emilie I. Wiggin, and O'Donnell Iselin II, individually could be deemed to beneficially own is 1,713,161 shares (49.8%), 1,646,633 shares (47.8%), and 909,050 shares (26.4%), respectively.

(5) Excludes Directors listed under 5% Holders.

(6) Excludes Executive Officers listed under Directors.

                                SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers, Directors, and persons who own more than 10% of a class of the Company's equity securities registered under the Exchange Act, to file reports of their ownership of such securities as well as monthly statements of any changes in such ownership with the SEC and the Company. Based solely on its review of the copies of the Section 16(a) reports received by the Company, and written representations from the Company's officers, Directors, and greater than 10% shareholders, the Company believes that during 1996 all filing requirements applicable to its officers, Directors, and greater than 10% shareholders were timely met.

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTOR

     Four Class A Directors of the Company are to be elected at the Annual Meeting, each to serve for a term of three years and until his or her respective successor has been duly elected. Unless otherwise instructed, the proxies solicited by the Board of Directors will be voted for the four nominees named below, all of whom are currently Class A Directors of the Company. If events not now known or anticipated make any of the nominees unwilling or unable to serve, the proxies will be voted for a substitute nominee or nominees designated by the Board of Directors. Any vacancy occurring on the Board of Directors for any reason may be filled for the remainder of the unexpired term by a majority of the Directors then in office. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote for nominees for election as Director. Abstentions from voting on election of Directors will have no effect insofar as they will not represent votes cast for the purpose of electing Directors. The four nominees for Class A Director receiving the highest number of votes from the shareholders voting shall be elected.

     The names of the nominees for Class A Directors, all of whom are presently Class A Directors, and certain information regarding them are:

                               CLASS A DIRECTORS

                                                                                               YEAR
                                                                                               TERM
                                                      PRINCIPAL OCCUPATION         DIRECTOR    WILL
NAME                                      AGE          FOR PAST FIVE YEARS          SINCE     EXPIRE
----------------------------------------  ---   ---------------------------------  --------   ------
L. Blaine Grube(3)(4)...................  80    Retired Vice President and
                                                Treasurer of the Company             1986     2000*
Peter Iselin(1)(2)......................  76    Vice President - Finance and
                                                Secretary of the Company since
                                                1965                                 1954     2000*
William G. Kegel(1)(3)..................  75    Chairman of the Board of the
                                                Company; Retired President and
                                                Chief Executive Officer of the
                                                Company                              1973     2000*
Gordon B. Whelpley, Jr.(2)(4)...........  43    President since 1996 - Goodnow &
                                                Whelpley, Inc., Residential
                                                Building Company; Project Manager
                                                1986-1996 - Louis E. Lee Co.
                                                Builders, Commercial and
                                                Residential Contractors              1987     2000*

---------------

* If elected at the Annual Meeting.

     The names of the Class B and Class C Directors who will continue in office after the Annual Meeting until the expiration of their respective terms and certain information regarding them are:

                               CLASS B DIRECTORS

                                                                                               YEAR
                                                                                               TERM
                                                      PRINCIPAL OCCUPATION         DIRECTOR    WILL
NAME                                      AGE          FOR PAST FIVE YEARS          SINCE     EXPIRE
----------------------------------------  ---   ---------------------------------  --------   ------
Columbus O'D. Iselin, Jr.(1)(4).........  65    Independent
                                                Consultant - Aerospace and
                                                Defense                              1967      1998
David H. Davis(1)(4)....................  85    Coal Consultant                      1976      1998
John L. Schroder, Jr.(1)................  78    Retired Dean, College of Mineral
                                                and Energy Resources, West
                                                Virginia University                  1983      1998
Thomas W. Garges, Jr.(3)................  57    President and Chief Executive
                                                Officer of the Company since
                                                October 1988                         1988      1998

                               CLASS C DIRECTORS

                                                                                               YEAR
                                                                                               TERM
                                                      PRINCIPAL OCCUPATION         DIRECTOR    WILL
NAME                                      AGE          FOR PAST FIVE YEARS          SINCE     EXPIRE
----------------------------------------  ---   ---------------------------------  --------   ------
Thomas M. Hyndman, Jr.(1)(3)(4).........  72    Of Counsel since 1993, Partner
                                                (1957-1992), Duane, Morris &
                                                Heckscher, Attorneys at Law(5)       1972      1999
O'Donnell Iselin II(1)(2)(4)............  43    Manager, Finance Staff, Hughes
                                                Electronics Corporation since
                                                1989                                 1983      1999

---------------

(1) Member, Compensation Committee. The Compensation Committee, composed of seven Directors, administers the Company's Key Executives Incentive Compensation Plan (the "Incentive Plan"), recommends certain executives for participation in such plan and bonuses to be paid pursuant thereto, and considers and recommends compensation arrangements for executive personnel. See "Compensation Committee Interlocks and Insider Participation." During 1996, the Compensation Committee met three times.

(2) Mr. Peter Iselin is the father of Mr. O'Donnell Iselin II and the uncle of Mr. Gordon B. Whelpley, Jr. Mr. O'Donnell Iselin II and Mr. Gordon B. Whelpley, Jr. are cousins.

(3) Mr. Garges is a Director and Messrs. Grube and Kegel are Directors Emeriti of S&T Bancorp, Inc., Indiana, PA. Mr. Hyndman is a Director of Penn Engineering & Manufacturing Corp., Danboro, PA.

(4) Member, Audit Committee. The Audit Committee, composed of six Directors, recommends the selection of independent auditors, reviews the regular annual audits, and performs such other functions related to accounting and auditing as determined by the Audit Committee or the Board of Directors. During 1996, the Audit Committee met twice.

(5) The law firm to which Mr. Hyndman is Of Counsel rendered legal services to the Company during 1996.

     There is no nominating committee of the Board of Directors. During 1996, the Board of Directors held ten meetings. During 1996, each Director attended not less than 75% of the aggregate number of meetings of the Board of Directors and meetings of all Committees on which he served, except Messrs. Davis and Schroder because of health reasons. Mr. Davis attended 60% and Mr. Schroder attended 66% of the aggregate number of Board and Committee meetings.

                             DIRECTOR COMPENSATION

     The Company's non-employee Directors receive a fee of $1,200 per month. In addition, all of the Company's Directors receive a fee of $500 for each meeting of the Board of Directors and each committee meeting attended.

     Pursuant to the terms of an Employment and Deferred Compensation Agreement, as amended, with Mr. Kegel, effective December 31, 1988, Mr. Kegel retired as an employee of the Company. He continues to serve as a Director, Chairman of the Board, and as an independent consultant to the Company. In 1996, he received remuneration of $25,000 for services to the Company in addition to fees received as a Director of the Company. In addition, in 1996, under terms of the Agreement, as amended, Mr. Kegel was paid, as deferred compensation, an aggregate of $59,801. The Agreement, as amended, provides for aggregate payments of $538,211 in 108 equal consecutive monthly installments which commenced in January 1990, and will continue through December 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the past three years of each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION
                                     -----------------------------      OTHER ANNUAL         ALL OTHER
    NAME AND PRINCIPAL POSITION      YEAR    SALARY($)    BONUS($)     COMPENSATION($)    COMPENSATION($)
-----------------------------------  ----    ---------    --------     ---------------    ---------------
Thomas W. Garges, Jr...............  1996     329,500      35,000(2)        40,710(5)          7,608(6)
  President and Chief Executive      1995     319,900      50,000(3)                           7,805(6)
  Officer(1)                         1994     314,521      54,500(4)                           7,805(6)
A. W. Petzold......................  1996     180,250      18,025(2)                             750(7)
  Vice President - Operations        1995     175,000       5,000(3)                             750(7)
                                     1994     172,137       5,000(4)                             750(7)
George M. Evans....................  1996     167,500      16,750(2)                           2,750(8)
  Vice President and Treasurer       1995     159,500      15,000(3)                           2,750(8)
                                     1994     156,773      15,000(4)                           2,750(8)
W. Joseph Engler, Jr...............  1996     153,500      15,350(2)                           2,750(8)
  Vice President and                 1995     146,200      15,000(3)                           2,750(8)
  General Counsel                    1994     143,708      12,000(4)                           2,750(8)
Thomas M. Majcher..................  1996     149,200      14,920(2)                             750(7)
  Vice President -                   1995     144,800      15,000(3)                             750(7)
  Corporate Development              1994     142,358      10,000(4)                             750(7)

---------------

(1) Mr. Garges is employed pursuant to the terms of an Employment Agreement. See "Employment and Change in Control Agreements."

(2) The 1996 figure represents cash bonuses.

(3) The figure includes a bonus of 1,709 shares of the Company's Common Stock having a value of $50,000 on the date of issue to Mr. Garges. In February 1996, Mr. Garges received a cash payment of $40,710 to cover income taxes in respect of such issuance. Such amount is reported herein under the caption "Other

    Annual Compensation." The figure represents cash bonuses of $5,000 paid to Mr. Petzold and $15,000 paid to each of Messrs. Evans, Engler, and Majcher.

(4) The figure includes a cash bonus of $37,500 and 500 shares of the Company's Common Stock having a value of $17,000 on the date of issue to Mr. Garges. Mr. Garges paid the taxes on the value of the stock issuance. The figure represents cash bonuses of $15,000 paid to Mr. Evans, $5,000 paid to Mr. Petzold, $12,000 paid to Mr. Engler, and $10,000 paid to Mr. Majcher.

(5) The figure represents an amount sufficient to pay income taxes due on bonus payments.

(6) The 1996 figures include the Company's $750 contribution to the Rochester & Pittsburgh Coal Company 401(k) Savings and Retirement Plan (the "401(k) Plan"), $564 in insurance premiums paid by the Company for additional insurance on Mr. Garges's life and $6,294 in Directors' fees paid by the Company and certain of its subsidiaries to Mr. Garges. The 1995 and 1994 figures include the Company's $750 contribution to the 401(k) Plan, $564 in insurance premiums paid by the Company for additional insurance on Mr. Garges's life and $6,491 in Directors' fees paid by the Company and certain of its subsidiaries to Mr. Garges. See "Employment and Change in Control Agreements."

(7) The figure represents the Company's contribution to the 401(k) Plan.

(8) The figures include the Company's $750 contribution to the 401(k) Plan and $2,000 in Directors' fees paid by two of the Company's subsidiaries to Messrs. Engler and Evans.

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     In 1993, the Company entered into an Employment Agreement with Mr. Garges, effective as of May 1, 1992, (the "1992 Agreement"). Under the 1992 Agreement, Mr. Garges's term of employment is for a period of three years and, until notice of termination is given by either party, Mr. Garges's employment is extended each day for one additional day so that at all times his term of employment is for a period of three years. Under the 1992 Agreement, Mr. Garges is paid an annual base salary of not less than $300,000, plus such additional compensation as may be determined from time to time by the Board of Directors, in its sole discretion.

     Under the 1992 Agreement, in the event that Mr. Garges's employment continues for such period of time as will entitle him to receive a pension under the Company's Pension Plan, the Company will pay to Mr. Garges or his spouse, upon the commencement of the payment of the pension benefits under the Pension Plan, a monthly supplement consisting of the sum of (i) an amount equal to the monthly pension benefit Mr. Garges or his spouse would have received pursuant to the Pension Plan, without regard to certain limitations imposed by the Internal Revenue Code of 1986 (the "Code"), and (ii) the difference between the monthly pension benefits actually paid to Mr. Garges or his spouse under the Pension Plan and the monthly pension benefit which would have been payable to Mr. Garges or his spouse under the Pension Plan without application of said limitations. The supplemental pension payments will terminate at the earlier of (i) the expiration of ten years from the date of the first monthly supplemental pension payment or (ii) the termination of pension payments under the Pension Plan to Mr. Garges, his spouse or the survivor of them, if applicable. Should Mr. Garges die prior to July 22, 2001, and his spouse become eligible to receive pension benefits under the Pension Plan, no monthly supplement shall be paid to her. In addition to life insurance under the Company's existing benefit program, under the 1992 Agreement, the Company has agreed to pay the premium cost of life insurance on Mr. Garges's life (payable to such beneficiaries as he may designate) in such amount as is necessary to bring the total face amount of insurance on Mr. Garges's life paid for by the Company to $1,200,000. Upon Mr. Garges reaching age 62, the face amount of life insurance shall be reduced to $500,000.

     In February 1997, the Company and Mr. Garges entered into an amendment (the "Amendment") to the 1992 Agreement. The Amendment provides that (i) the three-year term of the 1992 Agreement may be terminated by either the Company or Mr. Garges upon 90 days written notice following a change in control of the Company and that, in the event of a change in control of the Company, (ii) the Company would pay Mr. Garges an amount equal to three times his then annual salary upon the change in control without regard to whether Mr. Garges continues in the employ of the Company, (iii) Mr. Garges would be entitled to a continuation of his medical benefits (as defined in the Amendment) for a period of 36 months following the change in control and (iv) for the purposes of computing the monthly pension supplement to which Mr. Garges is entitled Mr. Garges would be given credit for his actual years of service with the Company plus three years.

     In 1997, the Company entered into change in control agreements (the "Agreements") with the Named Executive Officers (other than Mr. Garges) and certain other key employees (the "Executives"). The term of each of the Agreements is until the earlier of (a) the termination of the Executive's employment with the Company for any reason prior to a change in control of the Company or (b) December 31, 1999, and the term is automatically extended for successive one-year periods beginning on December 31, 1999. A change in control occurs during the term of the Agreement if (i) any "person" or "group" (as such items are used in Rule 13d-3 under the Securities Exchange Act of 1934) other than the Executive or a group of which the Executive is a member acquires shares of the Company in a transaction or series of transactions that result in such person or group directly or indirectly first owning beneficially more than 50% of the outstanding shares of the Company's Common Stock after the date of the Agreement or (ii) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors, or any combination of the foregoing transactions (a "Transaction"), the persons who were the directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company after the Transaction. In the event of a change in control, and subject to the possibility of reduction under certain enumerated circumstances, the Executive will receive varying amounts depending upon the salary and length of service of such Executive, payable over two or three year periods (depending on the amount received) and medical benefits (as defined in the Agreements) for 24-month or 36-month periods (consistent with the length of time payment is made under the Agreement), each without regard to whether the Executive continues in the employ of the Company or any successor to the Company following a change in control of the Company.

                                  PENSION PLAN

     Under the Company's Pension Plan covering officers and other management employees, annual benefits are payable monthly upon retirement. Such benefits are, in general, based upon an employee's (i) average monthly earnings during the five highest four calendar quarter periods out of the last ten four calendar quarter periods of management service prior to retirement and (ii) length of management service, with a maximum of 35 years. Pension benefits are subject to a deduction for 50% of Social Security benefits. The full cost of such pension program is paid by the Company. There is no requirement that employees retire at a designated age. With some exceptions, benefits are payable on a reduced basis upon retirement between the ages of 55 and 62.

     The amounts shown in the following table, before a deduction for 50% of Social Security benefits, are those payable in the event of retirement at age 65 in 1996:

         AVERAGE ANNUAL EARNINGS
         DURING THE HIGHEST FIVE                       ANNUAL BENEFITS UPON RETIREMENT
            OF THE FINAL TEN                           WITH YEARS OF SERVICE INDICATED
      FOUR CALENDAR QUARTER PERIODS        --------------------------------------------------------
          OF MANAGEMENT SERVICE            10 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-----------------------------------------  --------    --------    --------    --------    --------
        $150,000.........................  $ 26,250    $ 52,500    $ 65,625    $ 78,750    $ 91,875
         200,000.........................    35,000      70,000      87,500     105,000     122,500
         250,000.........................    43,750      87,500     109,375     131,250     153,125
         300,000.........................    52,500     105,000     131,250     157,500     183,750
         350,000.........................    61,250     122,500     153,125     183,750     214,375
         400,000.........................    70,000     140,000     175,000     210,000     245,000
         450,000.........................    78,750     157,500     196,875     236,250     275,625
         500,000.........................    87,500     175,000     218,750     262,500     306,250

     The compensation utilized for determination of benefits under the Pension Plan as summarized in the table above is salary and bonus. Of the individual officers named in the Summary Compensation Table, assuming retirement at age 65, Mr. Garges, Mr. Petzold, Mr. Evans, Mr. Engler, and Mr. Majcher, will have 17, 16, 36, 35 and 28 years of service, respectively.

     The information in the foregoing table does not reflect certain limitations imposed on qualified plans by the Code. Beginning in 1994, the Code prohibits the inclusion of earnings in excess of $150,000 per year (adjusted periodically for cost-of-living increases) in the average earnings used to calculate benefits. The Code also limits the maximum annual pension (currently $120,000, but adjusted annually for cost-of-living increases) that can be payable to each eligible employee at age 65.

     NOTE: Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee and the Performance Graph on page 10 shall not be incorporated by reference into any such filings, shall not be deemed proxy solicitation material, shall not be deemed filed with the SEC under the Exchange Act and shall not otherwise be subject to the liabilities of Section 18 of the Exchange Act.

                             COMPENSATION COMMITTEE

     Under the rules established by the SEC, the Compensation Committee (the "Committee") of the Board of Directors of the Company is required to provide certain information about the Committee's compensation policies applicable to the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers. The Committee has furnished the following report in fulfillment of the SEC's requirement:

                      REPORT OF THE COMPENSATION COMMITTEE

     In general, the policies followed by the Committee in fixing the compensation of the Company's executive officers are designed to:

     - Attract and retain executive officers who contribute to the long-term success of the Company;

     - Motivate executive officers to achieve strategic business objectives and reward them for their achievement; and

     - Compensate executive officers fairly based on their corporate and individual performance and responsibilities.

     The Committee fixes the base salaries of the executive officers, including the Named Executive Officers. The normal practice is to adjust these salaries annually as of January 1st of each year. In fixing the compensation of the Company's executive officers, the Committee considers: (a) salary survey data for comparable positions secured from independent sources, (b) the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer's salary), (c) changes in the cost-of-living indices, (d) length of service, (e) the performance of the executive officer, (f) the general rates of compensation increases granted to other employees within the Company, and (g) any other particular considerations which may be deemed appropriate by the Committee.

     Because of the poor operating results achieved by the Company during 1995, no changes were made in the salaries paid to the Named Executive Officers of the Company during 1995. As of January 1, 1996, the salaries of the Named Executive Officers were increased by amounts ranging from 3% to 5%. The salary of the Chief Executive Officer was increased by 3%. For the most part, the percentage of increase approximated the increase in the cost of living since the last increase in salaries granted to the Named Executive Officers on July 1, 1994 and are consistent with the increases granted to other officers and salaried employees of the Company in 1995.

     Bonuses are paid annually to the Company's executive officers (other than the Named Executive Officers and certain other officers) pursuant to the provisions of the Incentive Plan, which was adopted by the Committee and the Company's Board of Directors effective July 1, 1991. Under the provisions of the Incentive Plan, the Committee adopts appropriate profit and individual performance goals and objectives in December of each year for the following year. Awards (bonuses) paid pursuant to the Incentive Plan are based upon the achievement of the goals established for the year. These awards may range from 0% to 22% of the base salary of the participant. The Committee administers the Incentive Plan, approves the participants in the Incentive Plan, and determines the awards under the Incentive Plan annually.

     The Named Executive Officers are not participants in the Incentive Plan. However, the Named Executive Officers are eligible to receive incentive compensation bonuses for each calendar year. The bonuses for the Named Executive Officers other than the Chief Executive Officer are determined in the discretion of the Committee, acting with the advice of the Chief Executive Officer. The determination of the amount of the bonuses for these officers is based upon the following considerations: (a) achievement of corporate profitability objectives as established for the calendar year, (b) the actual amount of the Company's operating profit for the year, (c) achievement of specified objectives related to each executive's area of responsibility, (d) the Chief Executive Officer's subjective evaluation of the executive's performance during the calendar year,
(e) the contribution of the officer to the overall success of the Company for the year, (f) the nature and difficulty of any particular matters with which the officer dealt during the year and the success achieved in dealing with such matters, and (g) an analysis of competitive bonus practices based upon data received from independent sources. These factors are applied by the Committee in a discretionary and subjective manner with respect to each Named Executive Officer other than the Chief Executive Officer.

     The compensation of the Chief Executive Officer is governed by the terms of the 1992 Agreement. See "Employment and Change in Control Agreements." Under the terms of the 1992 Agreement, the Committee, which has discretionary authority to set the base salary for the Chief Executive Officer above a contractual minimum amount ($300,000), customarily fixes the Chief Executive Officer's base salary annually effective July 1 of each year. In fixing the base salary, the Committee takes into account all of the considerations referred to above in fixing salaries of the other Named Executive Officers, except that it does not have the recommendation of the Chief Executive Officer. Because of the Company's poor results in 1995, no salary increase was granted to the Chief Executive Officer in 1995. However, as indicated earlier, as of January 1, 1996, he was granted a salary increase of 3%.

     The Company's practice is also to pay an annual bonus to the Chief Executive Officer which is determined in the discretion of the Committee. The Committee takes into account all considerations which it deems appropriate, including the criteria used in determining the other Named Executive Officers' bonuses.

     For the year 1996, the Company earned a profit before taxes of approximately $15.2 million, compared to a loss of $3.9 million for the previous year. While a significant part of these earnings resulted from the sale of certain non-operating assets, the Company's mining operations were profitable for the year, a significant improvement over the prior year. As a result, the Committee determined that bonuses should be paid to the Company's executive officers (including the Named Executive Officers) who do not participate in the Company's Incentive Plan. Accordingly, bonuses were approved for the Company's executive officers of approximately 10% of their respective base salaries. In the case of the Chief Executive Officer, the bonus approved was $35,000, or 10.6% of his base salary, payable in cash. This bonus compares to a bonus for the year 1995 of $50,000 payable in the Company's stock plus a cash bonus in an amount sufficient to pay the income taxes due on the stock issued.

     The Committee did not consider the deductibility for federal tax purposes of the compensation paid to the Named Executive Officers and the Chief Executive Officer under the provisions of Section 162(m) of the Code given their current compensation levels. The Committee intends to take the necessary steps to conform the Company's policies with respect to executive compensation in order to comply with the provisions of Section 162(m) of the Code if and at such time as the deductibility thereof would be affected by such provisions.

                                          Compensation Committee:

                                          David H. Davis, Chairman
                                          Columbus O'D. Iselin, Jr.
                                          John L. Schroder, Jr.
                                          Peter Iselin
                                          William G. Kegel
                                          Thomas M. Hyndman, Jr.
                                          O'Donnell Iselin II

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, including stock dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and a Peer Group Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                   AMONG ROCHESTER & PITTSBURGH COAL COMPANY,
                      S&P 500 STOCK INDEX AND A PEER GROUP

                                        ROCHESTER &
        MEASUREMENT PERIOD            PITTSBURGH COAL
      (FISCAL YEAR COVERED)               COMPANY          S&P 500 INDEX     PEER GROUP INDEX
1991                                               100                 100                 100
1992                                                89                 108                  68
1993                                                95                 118                  70
1994                                                89                 120                  70
1995                                                76                 165                  49
1996                                                73                 203                  61

Assumes $100 invested on December 31, 1991 in the Company's Common Stock, the S&P 500 Index and a Peer Group Index.
---------------

* Calendar year ended December 31

     The Peer Group Index consists of Ashland Coal Company and Westmoreland Coal Company. The cumulative total returns of each company have been weighted according to each company's stock market capitalization as of December 31, 1991, the beginning of the measurement period.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     The following non-employee Directors serve on the Compensation Committee of the Company's Board of Directors: Thomas M. Hyndman, Jr., Columbus O'D. Iselin, Jr., David H. Davis, O'Donnell Iselin II, and John L. Schroder, Jr. Committee members, Peter Iselin and O'Donnell Iselin II, are the beneficial owners of 5% or more of the Company's outstanding Common Stock. Except for Peter Iselin, who has served as Vice President -- Finance and Secretary of the Company since 1965, and William G. Kegel, who was President and Chief Executive Officer of the Company from 1979 until 1988 and currently serves as Chairman of the Board and as a consultant to the Company, no member of the Committee is a former or current officer or employee of the Company. Mr. Hyndman is Of Counsel to a law firm which provided legal services to the Company in 1996. Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity, an executive officer of which serves on the Compensation Committee of the Company or as a director of the Company, nor does any executive officer of the Company serve as a director of another entity, an executive officer of which serves on the Compensation Committee of the Company.

                             SELECTION OF AUDITORS

     Unless instructed to the contrary, the proxies solicited by the Board of Directors will be cast for the selection of Ernst & Young LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1997. Ernst & Young LLP has been regularly engaged by the Company for many years for audit of accounts and other purposes for which its customary fees are paid. The Company has been advised by Ernst & Young LLP that none of its members has any financial interest in the Company or its subsidiaries, nor has any of its members had any connection during the past three years with the Company or any of its parents or subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Selection of Ernst & Young LLP, which is recommended by the Board of Directors on the advice of its Audit Committee, will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. It is not expected that representatives of Ernst & Young LLP will attend the Annual Meeting.

                             SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of the proxy solicitation rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for the 1998 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of the Company at the Company's office at 655 Church Street, Indiana, Pennsylvania, 15701 not later than December 13, 1997.

                                 OTHER MATTERS

     The Board of Directors does not intend to present any matters at the Annual Meeting other than the matters referred to in the Notice of Annual Meeting and at this date the Board of Directors does not know of any matter that will be presented by other parties. However, if any other matter shall properly come before the Annual Meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          Peter Iselin, Secretary

April 18, 1997
--------------------------------------------------------------------------------

     SINGLE COPIES OF THE COMPANY'S 1996 ANNUAL REPORT ON SECURITIES AND EXCHANGE COMMISSION FORM 10-K (WITHOUT EXHIBITS) WILL BE PROVIDED WITHOUT CHARGE TO SHAREHOLDERS AFTER APRIL 18, 1997, UPON WRITTEN REQUEST DIRECTED TO THE VICE PRESIDENT & GENERAL COUNSEL, ROCHESTER & PITTSBURGH COAL COMPANY, 655 CHURCH STREET, INDIANA, PENNSYLVANIA 15701.

                      ROCHESTER & PITTSBURGH COAL COMPANY

P            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
           THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
R
                             TUESDAY, MAY 13, 1997
O
     The undersigned hereby appoints Thomas M. Hyndman, Jr. and O'Donnell Iselin
X II, or any of them, proxies of the undersigned with full power of substitution, to vote all shares of Rochester & Pittsburgh Coal Company
Y which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the principal office of the Company, 655 Church Street, Indiana, Pennsylvania, on Tuesday, May 13, 1997, at 1:00 p.m., local time, and at any adjournment, postponement or continuation thereof, as follows:

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                             ------------------
                                                              SEE REVERSE SIDE
                                                             ------------------

/X/ Please mark your
    votes as in this
    example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ITEMS PROPOSED BY ROCHESTER & PITTSBURGH COAL COMPANY LISTED BELOW. UNLESS OTHERWISE SPECIFIED THE VOTE REPRESENTED BY THIS PROXY WILL BE CAST FOR ITEMS 1 AND 2.

1. Election of    /  / FOR all nominees     /  /  WITHHOLD
   Directors          (except as marked           AUTHORITY
                        to the contrary           to vote for
                        below)                    all nominees

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH THE NOMINEE(S) NAME IN THE LIST BELOW:

Nominees:  L. Blaine Grube     William G. Kegal
           Peter Iselin        Gordon B. Whelpley, Jr.


                                    FOR         AGAINST         ABSTAIN
2.  Selection of Ernst & Young
    LLP as independent Auditors    /  /          /  /             /  /
    of Rochester & Pittsburgh
    Coal Company for 1997

3. In their discretion, upon such other matters as may properly come before the meeting and any adjournment, postponement or continuation thereof.

PLEASE SIGN HERE exactly as your name appears on this Proxy. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title. If the signer is a corporation, please sign full corporate name by duly authorized officer.

______________________________________

______________________________________

SIGNATURE(S)__________________________

DATE__________________________________